NEWS RELEASE		FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communication Group, Inc	Herman M. Schwarz - President & CEO	(678) 443-6511
AllServe Systems	Mr. A Kapoor – COO	44 1344 875 144 (UK) Investor Relations
44 1344 870 451 (UK) Board Line

Aegis Communications Group and AllServe Systems, PLC announce the signing of a Merger Agreement

IRVING, TEXAS – July 14, 2003 – Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a marketing services company that enables clients to make customer contact efforts more profitable, and AllServe Systems, PLC, a global IT enabled services company headquartered in Ascot, England, today announced the signing of a definitive agreement of merger providing that Aegis will be acquired and become a subsidiary of AllServe through a merger.

The definitive agreement requires AllServe to pay approximately $22.75 million in cash at closing and to assume all trade liabilities.  After a comprehensive process managed by SunTrust Robinson Humphrey, Aegis’ Board of Directors determined that this offer was the best proposal for all of the company’s stakeholders, including creditors, equity holders and employees.

In accordance with the terms of its existing senior and subordinated loans, as well as the terms of the agreement with AllServe, Aegis will be required to repay its obligations to various lenders from the proceeds of this transaction.  The costs of the transaction will also be paid out of these proceeds. Given the level of the total consideration and the existing debt obligations of Aegis, the company currently does not envision any payments to its preferred stockholders (other than possibly the Series B) or to its common stockholders.  Aegis, as the surviving entity in the merger, will be a wholly owned subsidiary of AllServe Systems, PLC.  The merger agreement is subject to certain conditions, including approval of the merger by the stockholders of Aegis.  It is anticipated that a special meeting of Aegis stockholders will be held, and the merger closed, during the third quarter of 2003.

“Earlier this year we were able to negotiate an extension of our bank line, however it became clear that to insure the viability of Aegis, we had to find new sources of funding before year-end.  As a result, we hired SunTrust Robinson Humphrey to help us in identifying either new sources of equity capital or an attractive merger partner.  After a diligent marketing process, the AllServe proposal was deemed the most attractive by our Board of Directors and we pursued the negotiation of the Merger Agreement,” stated Herman Schwarz, President & CEO of Aegis.

“The teleservices industry has undergone many changes in the last several years including falling overall demand, international competition and regulatory changes. Given the company’s capital structure, cost base and competitive position, the Board determined that the AllServe offer presents the best course of action for the company,” continued Mr. Schwarz. “We look forward to the recapitalization of our business and the additional investments in technology and off-shore capacity that will be possible given the financial flexibility provided by AllServe. We believe that this transaction will enable Aegis to be more competitive in our industry and will further our goal of being the provider of choice for our present and prospective clients.”

Aegis and AllServe announce Merger Agreement

Mr. A Kapoor Chief Operating Officer for AllServe, noted “AllServe will bring much needed financial strength to Aegis and will make substantial investments in upgrading the technology infrastructure and marketing programs. Aegis’ strong brand in the US market combined with AllServe’s strong European presence will allow Aegis to leverage the European markets and build a global service delivery model. This transaction will benefit both Aegis’ employees and its customers, who will be able to get more value added services through a global service delivery model.”

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that shows companies how to make customer care and acquisition more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 4,300 people and utilizing over 5,100 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

AllServe Profile

AllServe Systems is a UK based company with global presence. It provides IT Enabled services and IT services to global fortune 1000 customers. In the last 10 years AllServe has built a creditable track record and reputation for delivering high quality services and processes.

AllServe’s businesses are organized around a number of major industry verticals and its team of 1500 strong IT professionals brings strong domain expertise, extensive technology skills & continuous innovation. As a company, we are committed to continually invest in people, processes, infrastructure and facilities to ensure highest levels of performance and 100 percent customer satisfaction. AllServe and its services can be found on its website at www.allservesystems.com

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”.  Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; the ability, means, and financial markets willingness to finance our operations; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward–looking statements.